Exhibit 99.2

Reconciliation of Non-GAAP Financial Measure Estimates to GAAP Estimates

Forward Looking Statements.

The information contained in the following reconciliation is “forward-looking” within the meaning of the U.S. federal securities laws. This “forward-looking” information is not a guarantee of future performance and is subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from our current expectations and the information expressed or implied by the reconciliation. These risks, uncertainties and factors include: our ability to achieve expected synergies in connection with the acquisition of the wireless data clearing and financial settlement business (“BSGW”) from Billing Services Group Limited; risks or uncertainties inherent in or related to the integration of the BSGW business (including unanticipated operating costs and business disruptions); unpredictable quarterly fluctuations in our business; the effects of competition or consumer and merchant use of our service; any adverse changes in our agreements with our listings providers; the impact of international expansion efforts on our business; changes in our tax status; and other risks and uncertainties associated with our business described in our filings with the Securities and Exchange Commission.

Non-GAAP Measures

Syniverse’s Cash Net Income is determined by adding the cash benefit of our tax-deductible goodwill to Adjusted Net Income. This benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet created primarily from our acquisitions from Verizon and of IOS North America. While not amortized for GAAP purposes, goodwill amortization is deductible in calculating our taxable income and, hence, reduces cash tax liabilities.

Syniverse’s Adjusted Net Income is determined by adding the following to net income: provision for income taxes, amortization of intangibles recorded in purchase accounting, 123R non-cash compensation, and transition expenses of integrating the BSGW business (including duplicative expenses that are not expected to continue following full integration of the BSGW business) to arrive at Adjusted Net Income before provision for income taxes. This adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed long-term tax rate, which excludes the effect of our NOLs.

We present Adjusted Net Income and Cash Net Income because we believe that Adjusted Net Income and Cash Net Income provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income provides our investors with valuable insight into our profitability exclusive of unusual adjustments, and Cash Net Income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. Neither of these non-GAAP measures should be reviewed without consideration of our net income and other GAAP measures.

Syniverse’s Adjusted EBITDA is determined by adding the following to net income: net interest expense, provision for income taxes, depreciation, amortization, SFAS 123R non-cash compensation and transition expenses of integrating the BSGW business (including duplicative expenses that are not expected to continue following full integration of the BSGW business).

A reconciliation of Adjusted EBITDA, Adjusted Net Income and Cash Net Income to net income (loss) is presented in the financial tables contained herein.

Syniverse’s Free Cash Flow is determined by adding (or subtracting) the following to Net cash provided by operating activities: (capital expenditures).

We present Adjusted EBITDA and Free Cash Flow because we believe that Adjusted EBITDA and Free Cash Flow provide useful information regarding our continuing operating results. We rely on Adjusted EBITDA and Free Cash Flow as primary measures to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA and Free Cash Flow to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we also utilize Adjusted EBITDA and Free Cash Flow as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income are useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items which do not directly affect our ongoing operating performance or cash flows. Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, cash flows from operating activities, and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Additionally, the methods we use to produce non-GAAP financial measures may differ from the methods used by other companies. Because of these limitations, Adjusted EBITDA and Free Cash Flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business, and Adjusted Net Income and Cash Net Income should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income as supplemental information.

Syniverse Holdings Inc.

Reconciliation of Non-GAAP Financial Measure Estimates to GAAP Estimates (unaudited)

(in millions)	2008E Low	2008E High
Reconciliation to adjusted EBITDA
Net income	$47.5	$54.0
Interest expense, net	36.5	36.5
Provision for income taxes	29.5	33.0
Depreciation and amortization(1)	59.0	59.0
SFAS 123R non-cash compensation	4.0	4.0
BSGW transition expenses(2)	13.5	13.5

Adjusted EBITDA	$190.0	$200.0

Reconciliation to adjusted net income and cash net income
Net income	$47.5	$54.0
Add provision for income taxes	29.5	33.0

Income before provision for income taxes	77.0	87.0
Adjustments income before provision for income taxes
Purchase accounting amortizations	27.5	27.5
SFAS 123R non-cash compensation	4.0	4.0
BSGW transition expenses(2)	13.5	13.5

Adjusted income before provision for income taxes	122.0	132.0
Less assumed provision for income taxes	(46.2)	(51.2)
Adjusted net income	75.8	80.8

Add cash savings of tax deductible goodwill(3)	9.2	9.2

Cash net income	$85.0	$90.0

1)	Includes preliminary estimates of purchase accounting amortizations for BSGW.
2)	Represents certain costs that we do not expect to continue in the business upon full integration including:
a)	Integration specific expenses, including any temporary headcount needed for the migrations, travel for the integration teams, and other one-time costs related to the integration project and;
b)	Duplicative data processing and headcount expenses that we do not plan to remain following the full integration.
3)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.